Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of ERP Operating Limited Partnership for the registration of an indeterminate number of debt securities and to the incorporation by reference therein of our reports dated February 28, 2006 (except for the fourth paragraph of Note 21, for which the date is March 2, 2006 and Notes 12, 13 and 20, for which the date is May 22, 2006) with respect to the consolidated financial statements and schedule of ERP Operating Limited Partnership, included in its May 24, 2006 Current Report on Form 8-K, and dated February 28, 2006 with respect to ERP Operating Limited Partnership’s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ERP Operating Limited Partnership included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois
June 28, 2006